Exhibit 1

NCI, Inc.

11730 Plaza America Drive

Reston, Virginia 20190

LEGG MASON WOOD WALKER, INCORPORATED

RAYMOND JAMES & ASSOCIATES, INC.

ROBERT W. BAIRD & CO., INCORPORATED

STEPHENS INC.

c/o Legg Mason Wood Walker, Incorporated

100 Light Street

Baltimore, Maryland 21202

Re: Agreement Not to Sell NCI, Inc. Stock (this “Agreement”)

Ladies and Gentlemen:

The undersigned refers to the proposed Underwriting Agreement (the “Underwriting Agreement”) among NCI, Inc., a Delaware corporation (the “Company”), the several underwriters named therein (the “Underwriters”) and the selling stockholders named therein. As an inducement to the Underwriters to execute the Underwriting Agreement in connection with the proposed public offering of shares of the Company’s Class A common stock, par value $0.019 per share (“Class A Common Stock”), pursuant to a Registration Statement on Form S-1, the undersigned hereby agrees that from the date hereof and until 180 days after the public offering date set forth on the final prospectus used to sell the Common Stock (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell (including any short sale), pledge, hypothecate, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, directly or indirectly, any shares of Class A Common Stock or securities convertible into or exchangeable or exercisable for any shares of Class A Common Stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such aforementioned transaction is to be settled by delivery of the Class A Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Legg Mason Wood Walker, Incorporated. In addition, the undersigned agrees that, during the period commencing on the date hereof and ending 180 days after the Public Offering Date, without the prior written consent of Legg Mason Wood Walker, Incorporated: (a) the undersigned will not request, make any demand for or exercise any right with respect to, the registration of any Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock and (b) the undersigned waives any and all notice requirements and rights with respect to the registration of any such security pursuant to any agreement, understanding or otherwise to which the undersigned is a party.

Any Class A Common Stock received upon exercise of options granted to the undersigned will also be subject to this Agreement, but the undersigned shall not be prohibited from exercising any such options and holding the underlying Class A Common Stock. Any Class A Common Stock acquired by the undersigned in the open market on or after the Public Offering Date (pursuant to a “friends and family” or directed share program or otherwise) will also be subject to this Agreement. A transfer of Class A Common Stock to a family member or a trust for the benefit of the undersigned or a family member may be made, provided the transferee agrees in writing to be bound by the terms of this Agreement as if it were a party hereto.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to (a) decline to make any transfer of shares of Class A Common Stock if such transfer would constitute a violation or breach of this Agreement and (b) place legends and stop transfer instructions on any such shares of Class A Common Stock owned or beneficially owned by the undersigned.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before December 31, 2005.

Very truly yours,

/s/ Charles K. Narang
Printed Name:	/s/ Charles K. Narang
Date:	October 20, 2005